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                                                                    EXHIBIT 4.13

                       THIRD AMENDMENT TO RIGHTS AGREEMENT

         THIS THIRD AMENDMENT TO RIGHTS AGREEMENT is made and entered into as of the 10th day of March, 2003, by and between Per-Se Technologies, Inc., a Delaware corporation ("Per-Se"), and American Stock Transfer & Trust Company, a New York banking corporation, as Rights Agent (the "Rights Agent").

                                     Preface

         Reference is made to the Rights Agreement dated as of February 11, 1999, by and between Per-Se (then known as Medaphis Corporation) and the Rights Agent (the "Rights Agreement"), as amended by (i) the First Amendment thereto dated as of May 4, 2000, and (ii) the Second Amendment thereto dated as of December 6, 2001 and effective as of March 6, 2002 (the Rights Agreement, as amended by the First and Second Amendments thereto, the "Agreement"). Capitalized terms used herein and not otherwise defined shall have the same meanings ascribed thereto in the Agreement.

         The Agreement provides for the dividend distribution of one Right for each share of common stock of Per-Se outstanding, each Right initially representing the right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock. Certain events are triggered under the Agreement upon any person becoming an "Acquiring Person," as defined in Section 1(a) of the Agreement. Section 27(a) of the Agreement provides for the amendment or modification of the Agreement, and Per-Se desires to amend the Agreement pursuant to Section 27(a) thereof to provide for an additional exclusion from the definition of the term "Acquired Person."

                             Statement of Amendment

         The Agreement is hereby amended as follows:

         Section 1(a) of the Agreement is amended by deleting the word "or" immediately preceding subsection (v) of clause (x) thereof, and inserting the following new subsection (vi) immediately following subsection (v):

         "or (vi) ValueAct Capital Partners, L.P. ("ValueAct Partners"), ValueAct Capital Partners II, L.P. ("ValueAct Partners II"), ValueAct Capital International, Ltd. ("ValueAct International"), VA Partners, L.L.C. ("VA Partners"), Jeffrey W. Ubben, George F. Hamel, Jr., and Peter
         H. Kamin (ValueAct Partners, ValueAct Partners II, ValueAct International, VA Partners and Messrs. Ubben, Hamel and Kamin, and their affiliates, collectively "ValueAct"), so long as ValueAct does not become the Beneficial Owner of 20% or more of the then outstanding shares of Common Stock,"


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         Except as specifically amended herein, the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, each of the parties has caused this Third Amendment to the Agreement to be executed by its duly authorized representative as of the day and year first above written.



PER-SE TECHNOLOGIES, INC.                   AMERICAN STOCK TRANSFER & TRUST
                                            COMPANY,  as Rights Agent



By: /s/ PHILIP M. PEAD                      By: /s/ HERBERT J. LEMMER
   -------------------------------------       ---------------------------------
   Philip M. Pead                              Name: Herbert J. Lemmer
   President and Chief Executive Officer       Title: Vice President


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